 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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ILLUMINA, INC.

(Name of Registrant as Specified In Its Charter)

ICAHN PARTNERS LP

ICAHN ONSHORE LP

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

ICAHN ENTERPRISES HOLDINGS L.P.

ICAHN ENTERPRISES G.P. INC.

BECKTON CORP.

Matsumura Fishworks LLC

CARL C. ICAHN

Vincent J. Intrieri

Jesse A. Lynn

Andrew J. Teno

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 4, 2023, Carl C. Icahn and his affiliates issued an open letter regarding Illumina, Inc., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIs affiliates FROM THE STOCKHOLDERS OF illumina, inc. FOR USE AT ITS 2023 ANNUAL MEETING OF STOCKHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAS BEEN MAILED TO STOCKHOLDERS OF ILLUMINA, INC. AND ARE ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

 Exhibit 1

Carl C. Icahn Issues Open Letter to
Shareholders of Illumina, Inc.

Sunny Isles Beach, Florida, May 4, 2023 -- Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN).

______________________________________

Investor Contacts:

HKL & Co., LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@hklco.com / jkovler@hklco.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

May 4, 2023

Dear Fellow Illumina Shareholders:

We have detailed many abuses by Illumina’s management and board of directors in our past letters that need not be repeated in this letter (otherwise, we would never get to the point of this letter – since the list of abuses is egregiously long).

This letter instead focuses on our go-forward plan and what our nominees would expect to do as board members if elected. It is important to note a few things. We are seeking three board seats on a board of nine directors (soon to be eleven, thanks to the deplorable decision by Illumina to disenfranchise its shareholders by adding two new directors after the annual meeting). Any actions that our nominees propose as board members will obviously need to garner the support of a majority of the board. After the proxy contest is over, we pride ourselves on working with boards in a collegial and constructive manner, asking the tough and sometimes uncomfortable questions and seeking out information that management might be obfuscating. When we show up in a boardroom we never know exactly what we will find and how we will be greeted by the other board members. There very well could be current Illumina board members who did not want to acquire GRAIL over the explicit prohibition of regulators, who don’t want to fight the two most powerful antitrust bodies in the world, and who believe that CEO Francis deSouza and Chair John Thompson are not qualified to lead Illumina. There might be board members that are sympathetic to our beliefs but are intimidated to speak up (as it is a hard thing to do). We are prepared to be those voices in the room. Secondly, we do not believe that board members should micromanage CEOs or be intimately involved in executing the company’s strategy. We believe that the primary jobs of board members are to hire/fire the CEO, hold the CEO and team accountable to a plan, help guide strategy, and prevent companies from avoidable calamity (for example: closing an acquisition over the explicit prohibition of regulators, subjecting the company to $500 million in fines, incurring $800 million of annual operating losses, breaking all regulatory trust, etc.).

Now that our framework has been established, we believe Illumina can become the great company it once was by following a few important steps: (1) separate from GRAIL as quickly as possible by working with the antitrust agencies (not fighting them tooth and nail); (2) replace CEO Francis deSouza; and (3) focus on Core Illumina and reinvigorating its historic financial profile of double digit revenue growth and margin improvement potential.

GRAIL SEPARATION

Now that both the European Union and the US antitrust agencies want GRAIL divested, we believe it is inevitable that GRAIL will be divested. We believe that the time to make a deal with those regulatory bodies is when they could still lose (however unlikely we think that would be). We believe Illumina should approach both agencies in a conciliatory manner, drop the appeals and focus on a framework that allows Illumina to divest GRAIL through a spin-off with a rights offering to appropriately fund GRAIL on its quest to develop an early-cancer detection test. Shareholders who believe in the potential of GRAIL can continue to own GRAIL. Those shareholders that don’t want to invest in GRAIL can sell their rights to others (and profit in that fashion). Illumina wrongly believes that fighting tooth and nail, and appealing all orders that have been issued by the US and European Commission, leads to flexibility. We believe that Illumina’s current path leads only to angered regulators that will provide no flexibility. Under this scenario, the regulators are liable to force Illumina to over-capitalize GRAIL or sell it to a third party at a pittance. We also believe that Illumina’s current path will likely lead to years of appeals, novel appeals that we can’t even fathom, dreamt up by overpaid advisors using shareholders’ money, all in the guise of shareholder value creation.

REPLACE FRANCIS DESOUZA AS CEO

It would be much easier for us to NOT target CEO Francis deSouza and instead target the other board members. Unfortunately, we must take the road less traveled and push for the ouster of a sitting CEO. We have come to believe that the path forward with CEO Francis deSouza leads to further value destruction. We have been inundated with phone calls and emails from current and former Illumina executives who speak of a toxic culture, en masse departures of executives, and many things that we can’t even repeat in these letters for fear that those executives will suffer retaliation. Recently, we have heard concerns about Illumina’s data vulnerabilities that were disclosed by the FDA. We think shareholders and employees should ask: how long did CEO Francis deSouza know about those vulnerabilities and did he move to notify customers and the FDA in a timely fashion?

If any shareholder does not believe our views of the chaos that is current Illumina, do your own diligence, call the former management members, look and ask around; we believe you will be appalled at what you find. We also believe that CEO Francis deSouza is a hindrance to the business and his replacement would improve results (not put them at risk). To be clear, CEO Francis deSouza didn’t lead the R&D for the NovaSeqX, doesn’t sell the NovaSeqX, doesn’t price the NovaSeqX and, from what we hear, customers would be glad to see him go.

We have openly called for the return of prior CEO Jay Flatley. We believe that he would be an excellent CEO or Board member, interim or permanent, and all shareholders and employees (outside of Francis) would welcome his return with open arms. If he chooses not to return for whatever reason, we believe (and have spoken to) other talented executives would be far superior to CEO Francis deSouza and would be willing to serve as CEO. Those executives believe in the potential of Core Illumina as do we. With a new CEO, we believe there are numerous former employees who would return to help in turning around the core business.

The importance of a high-quality CEO can’t be understated. High quality CEOs build excellent teams, focus on long-term growth in revenue and profitability, and have a clear plan for the company that can be communicated to employees, shareholders and customers. High quality CEOs are able to unlock the potential of their employees through trust, accountability and vision. Most employees are inherently good and want to perform, believe in their company’s mission and want to contribute to its success with proper guidance. As we stated earlier, we do not believe that board members should micromanage a CEO and we would not intend to do so. We would, however, push the board of directors to hire a CEO that believes in the growth prospects of Illumina’s core sequencing business.

FOCUS ON MAXIMIZING GROWTH OF CORE SEQUENCING BUSINESS

As we have stated now for a third time, we don’t micromanage and don’t believe that board members should manage a company’s business. Instead, we like to think that good board members ask questions, monitor results, hold executives accountable to a plan, and change that plan when appropriate. (On the other hand, Illumina’s board of directors appears to endorse closing deals over explicit prohibition of regulators, and rewards $50 billion of value destruction with an 87% increase in CEO compensation to $27 million… sorry we couldn’t resist). Through our research, we have identified many areas where we would seek to ask questions in the hopes of improving operations. Those include:

  Why have core Illumina operating margins declined from a historic range of ~30% to a guided range of 22% in 2023?

  Despite declining revenue growth, and only one major project launch (NovaSeqX), R&D has increased to 22% of sales. What exactly is Illumina spending on? How do they evaluate the ROIC on that investment? And how do they measure if the R&D is meeting targets?

  There are three outstanding FDA warnings from February 22, 2023, May 22, 2023 and April 23, 2022 warning Illumina customers of data vulnerabilities. Why hasn’t Illumina provided a permanent fix to the first vulnerability (which they promised by year-end 2022) and what led to the current vulnerability? Is Illumina disclosing the vulnerabilities as quickly as it should be?

  Is there an opportunity to pursue a strategy of accelerating growth of the clinical market, and the company's share of profits, by partnering with its customers to develop bespoke systems, reagents, or software in exchange for development fees and future royalties?

  Are there new business models for Illumina that would diversify revenue? For example, could the company discount consumables to new biotech companies in exchange for a portion of future royalties? Given that Illumina's customers create the vast majority of the world's genomics data, could Illumina discount reagents in exchange for access to data and build a data analytics business on the resulting global data set?

  Is there an opportunity to partner with clinical customers to develop distributable invitro diagnostic solutions using Illumina's sequencing platforms coupled with kits and software from its partner customers? Would that not accelerate growth of decentralized clinical testing and Illumina's revenue and profits as well as its entrenchment as the clinical sequencing platform of choice?

  Why has Illumina failed in developing core technologies beyond SBS? With its extraordinary R&D capability it should have been possible to develop one or more of native long read sequencing, nanopore sequencing, single cell, and proteomics. Again, it’s not the board’s role to pick a specific path, but to raise questions as to strategic capabilities and spending.

  When will Illumina update its entry-priced and mid-market sequencing options? The MiSeq research instrument, for example, was launched over a decade ago and has remained basically unchanged.

  Why is Illumina spending $9.4 million in 2022 on lobbying in just the US Senate and House of Representatives alone? How much is the company spending in various states and countries across the world? For comparison, Thermo Fisher spent only $2.6 million in 2022, Danaher spent $780,000 and Intuitive Surgical spent $460,000. What exactly is Illumina doing? Do the incumbent directors even know how much is being spent on lobbyists?

  What damage has the GRAIL antitrust fight done to Illumina’s critical government relationships in the US and EU? On one hand Illumina is depending on large scale population sequencing programs run by these governments, and on the other hand it’s fighting them tooth and nail for GRAIL clearance. How will the company regain the trust of the governments, so that future population programs go to Illumina, not its newly energized competitors?

  Why did Illumina cancel its Accelerator program?

  What exactly is the ROIC for the Illumina Genomics Forum? How much did it cost Illumina to hire Barrack Obama and Bill Gates to speak? Or is the whole exercise simply an excuse for CEO Francis deSouza to hobnob with some bigwigs and curry favors and invites to Davos and Sun Valley?

  In recent years, Illumina built a massive new campus in San Francisco, replicating its San Diego headquarter campus, which remains the center of operations. Does this duplication make practical sense, or is it simply a convenience for the current CEO who is resident in San Francisco?

  Why has Illumina recently eliminated the long-standing ability for employees to ask anonymous questions during all-hands meetings? Doesn’t this fly in the face of Illumina’s first core value of “We are Open”?

  How is employee morale? We believe employees are likely energized when their sequencing work is leveraged across a large customer base – and so has the best chance of having a major healthcare impact. From a motivational and business perspective, it is much more powerful to have Illumina's technology being used by all of the companies working on cancer screening rather than focused on a single Illumina product, GRAIL, that is competing against all those other customers. It is the customer-facing employees that have to deal with daily complaints from customers (that are now being competed against) on this matter.

By taking these steps and asking these questions, we believe Illumina will have the chance to return to the great company it can be. We believe our three highly qualified nominees are best suited to drive the change needed and to seek representation and accountability that the shareholders and employees demand.

Sincerely yours,
Carl C. Icahn

______________________________________

VOTE FOR THE THREE HIGHLY QUALIFIED ICAHN NOMINEES!

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Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAS BEEN MAILED TO SHAREHOLDERS OF ILLUMINA AND ARE ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR

PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.